EXHIBIT 2.2


                               LICENSE AGREEMENT
                               -----------------

   LICENSE AGREEMENT ("Agreement"), dated as of July 1, 2013 (the "Commencement Date") by and between S-NETWORK GLOBAL INDEXES, LLC, ("SNGI") a New York limited liability company, having an office at 267 Fifth Avenue, Suite 508, New York, New York 10016, and INVESCO CAPITAL MARKETS, INC. ("Invesco") (f/k/a Van Kampen Funds Inc.) a Delaware corporation, having an office at 1555 Peachtree Street, N.E., Suite 1800, Atlanta, Georgia 30309.

   WHEREAS, SNGI compiles, calculates, maintains and owns rights in and to a number of index(es) of the prices of various securities of companies, listed hereto in Exhibit A, and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the "S-Net Index(es)"); and

   WHEREAS, SNGI uses in commerce and owns trade name and service mark rights to the designations set forth in Exhibit B hereto, in connection with the S-Net Index(es) (such rights being hereinafter individually and collectively referred to as the "SNGI Marks"); and

   WHEREAS, Invesco and any Affiliate companies of Invesco (as provided m
Section 12(a) hereof) wish to use the S-Net Index(es) as a component of the product or products described in Exhibit C hereto (individually and collectively referred to as the "Product(s)"); and

   WHEREAS, Invesco wishes to use the SNGI Marks in connection with the issuance, marketing and/or promotion of the Product(s) and in connection with making disclosure about the Product(s) under applicable law, rules and regulations in order to indicate that SNGI is the source of the S-Net Index(es); and

   WHEREAS, Invesco wishes to obtain SNGI's authorization to use the S-Net Index(es) and the SNGI Marks in connection with the Product(s) pursuant to the terms and conditions hereinafter set forth.

   NOW, THEREFORE, the parties hereto agree as follows:

   1. Grant of License.
      -----------------

     (a) Subject to the terms and conditions of this Agreement, SNGI hereby grants to Invesco a non-transferable, non-exclusive license in the U.S. (i) to use the S-Net Index(es) as a component of the Product(s) to be marketed and/or promoted by Invesco and (ii) to use and refer to the SNGI Marks in connection with the distribution, marketing and promotion of the Product(s) (including in the name of the Product(s)) and in connection with making such disclosure about the Product(s) as Invesco deems necessary or desirable under any applicable law, rules, regulations or provisions of this Agreement, but, in each case, only to the extent necessary to indicate the source of the S-Net Index(es). Each of the SNGI Marks shall be used in its entirety. It is expressly agreed and understood by Invesco that no rights to use the S-Net Index(es) and the SNGI Marks are granted hereunder other than those specifically described and expressly granted herein.

     (b) SNGI agrees that no person or entity (other than Invesco) shall need to obtain a license from SNGI with respect to the Product(s). The license herein granted shall not transfer to Invesco any legal or beneficial property rights whatsoever to the SNGI Marks or the goodwill now associated or which will become associated therewith.

     (c) Except as provided in Section 12 of this Agreement, no sublicensing of Invesco's rights hereunder, even partial, shall occur, without the prior written consent of SNGI, which consent may be granted or withheld in SNGI's sole and absolute discretion.

     (d) If in the future Invesco wishes to use the S-Net Index(es) and/or SNGI Marks as the basis for an investment fund or other product or vehicle that is different than the Product(s), any such use shall be subject to a separate license from SNGI that is reflected in a written amendment or addendum to this Agreement, or in a separate written agreement between the parties on terms mutually agreed on by the parties.

   2. Term.

     Unless terminated earlier pursuant to Section 4 hereof, the term of this Agreement shall commence on the Commencement Date and shall continue in effect thereafter for a period of two (2) years from the date hereof. Thereafter, it shall automatically renew for successive renewal terms of two (2) years each, unless Invesco provides to SNGI at least sixty (60) days prior written notice of its intention not to renew this Agreement effective upon expiration of the then-current term or renewal term.

   3. License Fees.
      -------------

     (a) Invesco shall pay to SNGI the license fees ("License Fees") specified and provide the data called for in Exhibit D hereto.

     (b) During the term of this Agreement and for a period of one (1) year after its termination, SNGI shall have the right once per year, during normal business hours and upon reasonable notice to Invesco, to examine or audit on a confidential basis the relevant books, records and all other documents and materials in the possession or under the control of Invesco with respect to the subject matter and terms of this Agreement, pertaining to the prior year, and shall have free and full access thereto and permission to make copies and/or extracts therefrom in order to determine whether License Fees have been accurately calculated. The costs of such audit shall be borne by SNGI unless it determines that it has been underpaid by five percent (5%) or more; in such case, costs of the audit shall be paid by Invesco.

   4. Termination.

     (a) At any time during the term of this Agreement, either party may give the other party thirty (30) days prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

     (b) In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach within the notice period.


     (c) Termination of this Agreement and the license herein granted shall be without prejudice to any rights or remedies which ether party may otherwise have against the other party. The exercise or failure to exercise the aforementioned right of termination shall in no way be considered a waiver by either party of any of their respective legal rights and remedies.

     (d) (i) SNGI shall have the right, in its sole discretion, to cease compilation and publication of the S-Net Index(es) and, in such event, to terminate this Agreement if SNGI does not offer a replacement or substitute S-Net Index. In the event that SNGI intends to discontinue the S-Net Index(es), SNGI shall use commercially reasonable efforts to give Invesco at least sixty
(60) days written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute S-Net Index will be made available.

          (ii) Invesco shall have the option hereunder within sixty (60) days after receiving such written notice from SNGI to notify SNGI in writing of its intent to use the replacement or substitute S-Net Index, if any, under the terms of this Agreement. In the event that Invesco does not exercise such option or no substitute or replacement S-Net Index is made available, this Agreement shall be terminated as of the date specified in the SNGI notice and the License Fees to the date of such termination shall be computed as provided in Section 4(g).

     (e) Invesco may terminate this Agreement upon sixty (60) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to SNGI if (i) Invesco is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in Invesco's reasonable judgment materially impairs Invesco's ability to market and/or promote the Product(s); (ii) any material litigation or proceeding of any kind regarding the Product(s) is threatened or commenced; or (iii) Invesco elects to terminate the public offering or other distribution of the Product(s), as may be applicable. In such event the License Fees to the date of such termination shall be computed as provided in Section 4(g).

     (f) SNGI may terminate this Agreement upon sixty (60) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to Invesco if (i) SNGI is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in SNGI's reasonable judgment materially impairs SNGI's ability to license and provide the S-Net Index(es) and SNGI Marks under this Agreement in connection with such Product(s); or (ii) any litigation or proceeding is threatened or commenced and SNGI reasonably believes that such litigation or proceeding would have a material and adverse effect upon the SNGI Marks and/or the S-Net Index(es) or upon the ability of SNGI to perform under this Agreement. In such event the License Fees to the date of such termination shall be computed as provided in
Section 4(g).

     (g) In the event of termination of this Agreement, the License Fees to the date of such termination shall be computed by prorating the amount of the applicable License Fees shown in Exhibit D on the basis of the number of elapsed days in the current term.

     (h) Upon termination of this Agreement, Invesco shall cease to use the S-Net Index(es) and the SNGI Marks in connection with the Product(s); provided that if the Agreement terminates pursuant to Section 2 or is terminated pursuant to Section 4(d) above the license granted herein with respect to a particular Product shall continue until the later to occur of the termination of this Agreement or the scheduled mandatory termination date of such Product and Invesco shall remain obligated to pay the applicable License Fees related to such Product for the remaining term of such Product.

   5. SNGI's Obligations.
      -------------------

     (a) SNGI shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the Product(s) or in making any representation or statement to investors or prospective investors in connection with the promotion by Invesco of the Product(s).

     (b) SNGI agrees to provide reasonable support for Invesco's development and educational efforts with respect to the Product(s) as follows: (i) SNGI shall provide Invesco, upon request but subject to any agreements of confidentiality with respect thereto, copies of the results of any marketing research conducted by or on behalf of SNGI with respect to the S-Net Index(es); (ii) SNGI shall respond in a timely fashion to any reasonable requests for information by Invesco regarding the S-Net Index(es); and (iii) at Invesco's request, SNGI will endeavor to make reasonably available certain of its employees to meet with representatives of Invesco, solely for purposes of consulting and advising Invesco regarding the Product(s). With the prior consent of SNGI, which consent will not be unreasonably withheld, Invesco may permit third parties associated with the operation, management or marketing of the Product(s) to participate in these consultations. Invesco shall seek such consent from, and identify the parties whom it desires to participate, a reasonable time in advance of such consultations so as to permit SNGI to make an informed decision as to its consent.

          (c) SNGI or its agent shall calculate and disseminate the S-Net Index(es) at least once each day via the SNGI website in accordance with its current procedures, which procedures may be modified by SNGI.

          (d) SNGI shall promptly correct or instruct its agent to correct any mathematical errors made in SNGI's computations of the S-Net Index(es) which are brought to SNGI's attention by Invesco or others, provided that nothing in this
Section 5 shall give Invesco the right to exercise any judgment or require any changes with respect to SNGI's method of composing, calculating or determining the S-Net Index(es); and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

     (e) SNGI shall have no obligation to provide ongoing research with regard to the Product(s). Invesco or such other party designated in the applicable trust indenture shall determine, in conformity with the applicable trust indenture, in its discretion and based upon all information available to it, whether, in the best interests of a Product's unitholders, to retain, sell, redeem, liquidate or dispose of a particular security. It is anticipated that, once chosen, securities (in varying amounts, but proportionate to each other as reflected on the initial date of deposit) will be held for the life of that Product.

     (f) During the term of this Agreement, Invesco shall provide SNGI with reasonable advance notice of the filing of each registration statement (inclusive of any post-effective amendments) pertaining to a Product and, subject to the foregoing, SNGI will provide to Invesco within ten (10) days of Invesco's written request a description of the securities selection criteria, the investment concerns and strategies of SNGI and a list of all securities that fit within such Product's parameters (the "Identified Securities"). Such Identified Securities will be deposited in such Product's portfolio (the "Portfolio Securities"); provided, however, that Invesco reserves the right to modify the initial Portfolio Securities based upon all information available to it, including, among other factors, market capitalization and liquidity considerations, subject to the prior approval of SNGI, which approval will not be unreasonably withheld.

     (g) SNGI will provide Invesco with information reasonably requested by Invesco about the Portfolio Securities for use by Invesco in preparing updated prospectus disclosure and marketing materials for the Products. SNGI also agrees to review and comment upon disclosure in the registration statements.

     (h) SNGI shall periodically consult with and advise Invesco regarding the securities or methodologies used to identify those securities for inclusion in any Product at a time and place mutually agreed upon by the parties. With the prior consent of SNGI, which consent will not be unreasonably withheld, Invesco may permit others to participate in these consultations.

   6. Informational Materials Review.
      -------------------------------

     Invesco shall use its best efforts to protect the goodwill and reputation of SNGI and of the SNGI Marks in connection with its use of such Marks under this Agreement. Invesco shall submit to SNGI for its review and approval all informational materials pertaining to and to be used in connection with the Product(s), including, where applicable, all prospectuses, registration statements, web sites, investor letters, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to SNGI, the S-Net Index(es), or the SNGI Marks (the "Informational Materials"). Informational Materials shall be addressed to SNGI, c/o Joseph A. LaCorte, at the address specified in Section 12(d). SNGI's approval shall be required with respect to the use of and description of SNGI, SNGI Marks and the S-Net Index(es) and shall not be unreasonably withheld or delayed by SNGI. Specifically, SNGI shall notify Invesco, by facsimile transmission in accordance with Section 12(d) hereof, of its approval or disapproval of any Informational Materials within ten (10) days (excluding Saturday, Sunday and New York Stock Exchange Holidays) following receipt thereof from Invesco. Any disapproval shall state SNGI's reasons therefor. Any failure by SNGI to respond within such ten
(10) day period shall be deemed to constitute a waiver by SNGI of its right to review such Informational Materials by SNGI. Once Informational Materials have been approved by SNGI, subsequent Informational Materials which do not alter the use or description of SNGI, SNGI Marks or the S-Net Index(es) need not be submitted for review and approval by SNGI.

     SNGI shall not use the name "Invesco" in any publicity release, written communication with the media or advertising without the prior written consent of Invesco, such consent not to be unreasonably withheld; provided, however, that SNGI may refer to its relationship with respect to Invesco in advertising brochures and certain publications, subject to prior review and approval of the specific language by Invesco, such approval not to be unreasonably withheld or delayed, and provided further that SNGI may refer to Invesco in connection with the Product(s) as part of general descriptions by SNGI of its or its corporate parent's business at securities analysts' meetings and similar forums. SNGI agrees not to make any public disclosure about the Product(s) without the prior written consent of Invesco.

   7. Protection of Value of License.
      -------------------------------

     (a) During the term of this Agreement, SNGI shall use reasonable commercial efforts to register in the U.S., and maintain in full force and effect any and all federal service mark registrations for the SNGI Marks so long as the subject S-Net Index(es) to which the SNGI Mark(s) refer are compiled and published.

     (b) SNGI shall at SNGI's own expense and sole discretion exercise SNGI's common law and statutory rights against infringement of the SNGI Marks, copyrights and other proprietary rights.

     (c) SNGI shall have the exclusive right (but, subject to Section 7(a) and Section 7(b), shall not be obligated) to take action with respect to any infringement of the SNGI Marks, at SNGI's sole expense, including, without limitation, the right, in its own name and that of Invesco, to commence and prosecute any suit or other proceeding against any such infringer or join Invesco as a party thereto. Any recovery obtained in such proceeding shall belong to SNGI. Invesco shall cooperate with SNGI in any such proceeding, and in connection therewith (and without limitation), Invesco shall provide such evidence and give such testimony as may reasonably be requested by SNGI. SNGI will reimburse Invesco for any reasonable out-of-pocket expenses that Invesco incurs in connection with such cooperation. Any such cooperation by Invesco shall not be a waiver of nor shall it require any violation or compromise of its attorney/client privilege, work product privilege, any other privilege or right to confidential treatment of any information or materials.

     (d) Invesco shall cooperate with SNGI in the maintenance of such rights and registrations and shall take such actions and execute such instruments as SNGI may from time to time reasonably request, and shall use the following notice when referring to the S-Net Index(es) or the SNGI Marks in any Informational
Material:

     ["Name of S-Net Index(es)"] are service marks of S-Network Global Indexes, LLC and have been licensed for use by [Invesco and/or Product(s)]. The [Product(s)] is/are not sponsored, endorsed, sold or promoted by S-Network Global Indexes, LLC and S-Network Global Indexes, LLC makes no representation regarding the advisability of investing in the [Product(s)].

or such similar language as may be approved in advance by SNGI.

   8. Proprietary Rights.
      -------------------

     (a) Invesco acknowledges that the S-Net Index(es) is selected, coordinated, arranged and prepared by SNGI through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by SNGI. Invesco also acknowledges that the S-Net Index(es) and the SNGI Marks are the exclusive property of SNGI, that SNGI has and retains all proprietary rights therein (including, but not limited to, trademarks, service marks, patents and copyrights), that the S-Net Index(es) and its compilation and composition and changes therein are in the control and discretion of SNGI and that SNGI retains the right at any time upon reasonable written notice, to modify the methodology used to calculate the S-Net Index(es).

     (b) SNGI reserves all rights with respect to the S-Net Index(es) and the SNGI Marks except those expressly licensed to Invesco hereunder.

     (c) Invesco recognizes the great value of the goodwill associated with the SNGI Marks and acknowledges that the SNGI Marks and any registrations therefore are valid and subsisting and all rights therein and the goodwill pertaining thereto belong exclusively to SNGI.

     (d) SNGI reserves all rights with respect to the S-Net Index(es) and the SNGI Marks except those expressly licensed to Invesco hereunder.

     (e) Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information"). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is
(a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Section 8(e) shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

   9. Warranties; Disclaimers.

     (a) SNGI represents and warrants that SNGI has the right to grant the rights granted to Invesco herein.

     (b) SNGI further warrants and represents to Invesco that the SNGI Marks and the S- Net Index(es) are the exclusive property of SNGI, that SNGI has and retains all proprietary rights therein (including, but not limited to trademarks, service marks, patents and copyrights), that the S-Net Index(es) and its compilation and composition and changes therein are in the control and discretion of SNGI, and that the S-Net Index(es) and SNGI Marks, and license thereof, do not infringe the rights of any third party.

     (c) Invesco agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in each prospectus, offering memorandum or other such offering document relating to the Product(s):

          "The Product(s) is not sponsored, endorsed, sold or promoted by S-Network Global Indexes, LLC, ("SNGI"). SNGI makes no representation or warranty, express or implied, to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly or the ability of the S-Net Index(es) to track the
performance of the [       ] market. SNGI's only relationship to Invesco is the
licensing of certain service marks and trade names of SNGI and of the S-Net Index(es) that is determined, composed and calculated by SNGI without regard to Invesco or the Product(s). SNGI has no obligation to take the needs of Invesco or the owners of the Product(s) into consideration in determining, composing or calculating the S-Net Index(es). SNGI is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. SNGI has no obligation or liability in connection with the administration, marketing or trading of the Product(s).

          "SNGI DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S-NET INDEX(ES) OR ANY DATA INCLUDED THEREIN AND SNGI SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. SNGI MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY INVESCO, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S-NET INDEX(ES) OR ANY DATA INCLUDED THEREIN. SNGI MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S-NET INDEX(ES) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL SNGI HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

          Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of SNGI. Invesco will also include such notices as are set forth in Exhibit A regarding the use of any marks that SNGI has been licensed to use.

     (d) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

     (e) Each party hereto represents that this Agreement has been duly executed by an authorized signatory of such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; that at all times during the term of this Agreement, such party shall have the power and authority to perform all of its obligations under this Agreement; and that the execution, delivery and performance of this Agreement will not violate any agreement or instrument to which such party is a party.

     (f) Invesco represents and warrants to SNGI that the Product(s) shall at all times comply with the descriptions in Exhibit B and shall not violate any of the restrictions set forth therein.

     (g) Invesco represents and warrants to SNGI that the Product(s) shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

     (h) Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth in Section 9(b), in no event shall the cumulative liability of SNGI to Invesco exceed the average annual License Fees actually paid to SNGI hereunder.

     (i) The provisions of this Section 9 shall survive any termination of this Agreement.

   10. Indemnification.

     (a) Invesco shall indemnify and hold harmless SNGI, its Affiliates (as hereinafter defined) and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) this Agreement, except insofar as it relates to a breach by SNGI of its representations or warranties or covenants hereunder, or (b) the Product(s); provided, however, that SNGI notifies Invesco promptly of any such claim, action or proceeding. SNGI shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Invesco without waiving the indemnity hereunder. Invesco, in the defense of any such claim, action or proceeding, except with the written consent of SNGI, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to SNGI of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of SNGI. This provision shall survive the termination or expiration of this Agreement.

     (b) SNGI shall indemnify and hold harmless Invesco, its Affiliates (as hereinafter defined) and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to any breach by SNGI of its representations or warranties or covenants under this Agreement; provided, however, that (a) Invesco notifies SNGI promptly of any such claim, action or proceeding; (b) Invesco grants SNGI control of its defense and/or settlement; and (c) Invesco cooperates with SNGI in the defense thereof. Invesco shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of SNGI without waiving the indemnity hereunder. SNGI, in the defense of any such claim, action or proceeding, except with the written consent of Invesco, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to Invesco of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Invesco. This provision shall survive the termination or expiration of this Agreement.

   11. Suspension of Performance.

     Neither SNGI nor Invesco shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of terrorism, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

   12. Other Matters.
       --------------

     (a) This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void; provided, however, that any Affiliate (as defined in Section 12(g)) of Invesco may use the S-Net Index(es) as a component of the Product(s) and use and refer to the SNGI Marks in connection with the marketing and promotion of the Product(s), provided that such Affiliate shall be subject to all terms and conditions of this Agreement.

     (b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement, including (i) the License Agreement dated as of September 10, 2008 between J-Net Global Indexes, LLC and Van Kampen Funds Inc.; and (ii) the License Agreement dated as of July 1, 2009 between S- Network Global Indexes, LLC and Van Kampen Funds Inc. (collectively, the "Prior Agreements"). The Prior Agreements are terminated pursuant to their terms as of the Commencement Date. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

     (c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

     (d) Except as set forth in Section 6 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be
(i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission, to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

             Notice to SNGI:                S-Network Global Indexes, LLC
             ---------------                267 Fifth Avenue, 5th Floor
                                            New York, New York 10016
                                            Attn: Joseph A. LaCorte
                                            Tel. #:(646) 467-7927
                                            Fax#: (646) 304-7512


             Notice to Invesco:             1 Parkview Plaza
             ------------------             P.O. Box 5555
                                            Oakbrook Terrace, IL 60181-5555
                                            Attn: Steve Massoni

             Copy to:                       Invesco Capital Markets, Inc.
             --------                       1555 Peachtree Street, N.E.
                                            Atlanta, GA 30309
                                            Attn: Legal Department

     (e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. In the event that one or more provisions of this Agreement shall at any time be found to be invalid or otherwise rendered unenforceable, such provision or provisions shall be severable from this Agreement, so that the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     (f) Each party agrees that in connection with any legal action or proceeding arising with respect to this Agreement, they will bring such action or proceeding only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and each party agrees to submit to the jurisdiction of such court and venue in such court and to waive any claim that such court is an inconvenient forum.

     (g) In the event that (i) a controlling interest in Invesco is acquired directly or indirectly by a party that is not an Affiliate (as hereinafter defined) of such Invesco prior to such transaction, (ii) Invesco merges into, consolidates with, or otherwise is acquired by, directly or indirectly, a party that is not an Affiliate of it; or (iii) Invesco is sold or substantially all of its assets are sold directly or indirectly to a party that is not an Affiliate of it (each, a "Change in Control"), Invesco shall so inform SNGI setting forth the details of such Change in Control promptly upon such Change in Control. SNGI may at its option, after receipt of such notice, terminate this Agreement upon written notice to Invesco, at any time within thirty (30) days of receipt of the above notice. For the purposes of this Section 12(g), the term "control" (including the terms "controlling", "controlled by," and "under common control with"), means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract, or otherwise, and the term "Affiliate" is an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such party.

     (h) Nothing contained in this Agreement shall create or be deemed to create any agency, fiduciary, partnership or joint venture relation between or among Invesco or SNGI. No party hereto shall have the power to obligate or bind the other party in any manner whatsoever.

     (i) The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of its rights under this Agreement and any party may, within the time provided by the applicable law, commence appropriate proceedings to enforce any or all of its rights under this Agreement and any prior failure to enforce or delay in enforcement shall not constitute a defense.

     G) SNGI may not refer to any Product, Invesco or any Invesco Affiliate in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by SNGI or in response to questions of the media or others, without Invesco's prior written consent, except that SNGI may state that SNGI licenses the S-Net Index(es) and SNGI Marks to Invesco.

     (k) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.



 INVESCO CAPITAL MARKETS, INC.             S-NETWORK GLOBAL INDEXES, LLC

BY:          /s/John F. Tierney           BY:          /s/Joseph A. LaCorte
             -------------------                       --------------------
                                                          Joseph A. LaCorte
                John F. Tierney                        --------------------
             -------------------                          (Print Name)
                (Print Name)
                                                          President
              Executive Director                       --------------------
             -------------------                          (Print Title)
                (Print Title)



                                    EXHIBITA

                            LIST OF S-NET INDEX(ES)

  Index                                         Ticker
  S-Network Global Agriculture Index[SM]        AGRI
  S-Network Global Water Index[SM]              JGI
  S-Network  Global Water Tech Index[SM]        JWT
  S-Network Global Water Works Index[SM]        JWW



                                   EXHIBIT B
                                   SNGI MARKS

  S-Network[R]
  S-Network Global Indexes, LLC[SM]
  S-Network Global Agriculture Index[SM]
  S-Network Global Water Index[SM]
  S-Network Global Water Tech Index[SM]
  S-Network  Global Water Works Index[SM]



                              EXHIBIT C PRODUCT(S)
                                  DESCRIPTION


The term "Product" shall mean an individual unit investment trust (i.e., each trust series) created or sold by Invesco or an Affiliate of invesco that initially invests all or a portion of its assets in securities (i.e. multi-strategy Products) which replicate the components of one or more S-Net Index(es), are selected from the components of one or more of the S-Net Index(es) and/or otherwise will make use of the S-Net Index(es) or the SNGI Marks.

Products

Global Water Portfolio (GWTR)
Global Agriculture Portfolio (AGRI)



                               EXHIBIT D LICENSE
                                      FEES


Invesco shall pay SNGI License Fees computed as follows:

The "Legacy License Fee" for Products existing prior to the Commencement Date shall be equal to: (1) three basis points (0.03%) of the average daily net asset value of each Product during each calendar quarter during such Product's term for Products utilizing the S-Network Global Water Index, S-Network Global Water Tech Index and S-Network Global Water Works Index; and (2) five basis points (0.05%) of the average daily net asset value of each Product during each calendar quarter during such Product's term for Products utilizing the S-Network Global Agriculture Index.

The "License Fee" for Products launched after the Commencement Date shall be equal to five basis points (0.05%) of the average daily net asset value of each Product during each calendar quarter during such Product's term. The average daily net asset value of all multi-strategy Products will be multiplied by the Index Ratio prior to inclusion in any License Fee calculation. The term "Index Ratio" means the portion of the initial portfolio securities in a Product selected with reference to one or more of the S-Net Index(es) as a percentage of all assets in such Product at the time of the creation of such Product. All License Fees shall be shall be paid to SNGI for each Product within thirty (30) days after the close of each calendar quarter in which they are incurred for each Product; each such payment shall be accompanied by a statement setting forth the basis for its calculation.

In addition, each Product launched after the Commencement Date shall pay SNGI a fee equal to one and one quarter basis points (0.0125%) of the average daily net asset value of each Product during each calendar quarter during such Product's term for the services to be performed pursuant to Sections 5(f), 5(g) and 5(h) ("Service Fee"). Such fee shall be paid to SNGI within thirty (30) days following the close of each calendar quarter in which they are incurred for each Product.

The parties agree that the terms upon which License Fees are calculated pursuant to this Exhibit D shall be considered "Confidential Information" for purposes of
Section 8(e) of this Agreement.